                                                                  EXHIBIT 10.14


                                    AGREEMENT

        This Agreement ("Agreement") is made by and between Novell, Inc. (the "Company"), and Eric E. Schmidt ("Consultant").

        WHEREAS, Consultant was employed by the Company as President and Chief Executive Officer and acts as Chairman of the Company's Board of Directors (the "Board") pursuant to the terms and conditions of a key employment agreement entered into by and between Consultant and the Company as of March 18, 1997 (the "Employment Agreement");

        WHEREAS, Consultant has terminated as President and Chief Executive Officer of the Company effective as of July 10, 2001;

        WHEREAS, Consultant is entitled to certain benefits under the Employment Agreement as a result of his "Constructive Termination" thereunder;

        WHEREAS, in accordance with the terms of the Employment Agreement, the Company wishes to continue to retain Consultant as Chairman of the Board. The Company desires that Consultant remain a special consultant to the Company for a period of at least twelve months following his termination as President and Chief Executive Officer;

        WHEREAS, Consultant is willing to accept the benefits and compensation offered by the Company under the terms and conditions set forth in this Agreement and Consultant specifically agrees and acknowledges that the compensation set forth herein, excluding the accelerated vesting referenced below, satisfies the severance payments that Consultant is entitled to under the terms and conditions of the Employment Agreement;

        WHEREAS, Consultant is willing to accept the accelerated vesting of any unvested shares subject to his stock options that would have expired after June 10, 2002 under the terms and conditions set forth in this Agreement as consideration for the mutual promises made herein;

        NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Consultant (collectively referred to as "the Parties") hereby agree as follows:

        1. Termination.

           (a) Termination Date. Consultant's employment with the Company as President and Chief Executive Officer terminated on July 10, 2001 (the "Termination Date"). Notwithstanding Consultant's employment termination, Consultant continues to serve as Chairman of the Board and as a special consultant to the Company. Consultant agrees and acknowledges that although he will continue to be Chairman of the Board following the Termination Date, he will relinquish all other officer and director positions with the Company and its affiliates (except as set forth in Section 2).

           (b) Payment. The Company agrees to pay Consultant the lump sum amount of $64,326.00, (which amount represents all unreimbursed business expenses and accrued but unpaid salary and vacation as of the Termination Date) less applicable withholding, within ten (10) days from the "Effective Date" (as defined herein) of this Agreement. In addition, the Company agrees to pay Consultant at the rate of $100,000 per month (which amount represents Consultant's monthly "Base Salary" and "Target Bonus" as such terms are defined in the Employment Agreement), less applicable withholding, for the time period from the Termination Date through the twelve (12) month anniversary of the Termination Date (the "Payment Period") in accordance with the Company's payroll practices, whether or not Consultant continues to provide services to the Company in any capacity during the Payment Period. Notwithstanding the foregoing, such monthly payments shall be offset by any payment that Consultant received from the Company after July 10, 2001 and prior to the commencement of the monthly payments set forth in this Section. Consultant shall also be entitled to receive an amount equal to the cost of COBRA continuation until the earlier of (i) the date Consultant is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) the end of the Payment Period. During the Payment Period, Consultant will not be entitled to accrual of any employee benefits, including, but not limited to, participation in the Company's benefit plans and programs, accrual of vacation benefits, new stock option or restricted stock grants, participation in any Company option repricings or exchanges, 401(k) contributions or bonuses. Absent a prior written agreement, Consultant will not be entitled to any additional salary and bonus payments following the conclusion of the Payment Period.

           (c) Restricted Stock. As of the Termination Date, the Company's right to repurchase any shares of restricted stock purchased by Consultant (the "Restricted Stock") shall lapse as to all unvested shares subject to such Restricted Stock as set forth on Exhibit A hereto. Except as otherwise provided in this Agreement, such accelerated shares shall continue to be subject to the terms and conditions of the applicable Company stock plan and restricted stock purchase agreements by and between Consultant and the Company. Such shares of Restricted Stock are now duly authorized, legally issued, fully paid, and nonassessable shares of the Company's common stock.

        2. Chairman and Consulting Arrangement.

           (a) Chairman/Member of the Board. Following the Termination Date, Consultant will serve as Chairman of the Board or solely a member of the Board for such period of time as determined by the Board and/or stockholders. Consultant agrees and acknowledges that his continued service as either Chairman of the Board or solely a member of the Board will be subject to any required Board and stockholder approval.

           (b) Consultancy. The Company will retain Consultant as a special consultant following his service as a member of the Board for a minimum period of twelve calendar months or such longer period of time as determined by the Board (the "Consulting Term"). Consultant will report directly to the President and Chief Executive Officer of the Company during the Consulting Term and will render such business and professional services as shall reasonably be assigned to him by the Board or the President and Chief Executive Officer of the Company, including, but not limited to, advising the President and Chief Executive Officer of the Company and the Board on strategic issues and representing the Company at various trade conferences as a speaker and promoter of the Company's products and solutions. Notwithstanding the foregoing, the Consulting Term may be terminated by the Company at any time with or without cause or notice with thirty (30) days written notice to Consultant.

           (c) Stock Options. As of the Termination Date, the vesting and exercisability of any stock options granted to Consultant by the Company (the "Options") shall accelerate as to all unvested shares subject to such Options as set forth on Exhibit A hereto. Such accelerated options shall remain exercisable until the earlier of: (i) the term/expiration date of the Options, or (iii) at least sixty (60) days following the date that Consultant no longer serves as a member of the Board or as a consultant to the Company. Except as otherwise provided in this Agreement, the Options shall continue to be subject to the terms and conditions of the applicable Company stock plan and option agreements by and between Consultant and the Company.

           (d) Use of Company Aircraft. While a member of the Board or a consultant to the Company, Consultant shall be permitted to use, for business purposes only, the Company's corporate aircraft and pilot for up to four to six business-related trips per year; provided, however, that such use shall be subject to the Company's policies and aircraft usage requirements and shall be contingent upon the Company continuing to own the aircraft. Any usage of the aircraft by the Consultant must be approved in advance and in writing by the Company's President and Chief Executive Officer and must not interfere with any other usage of the aircraft by the Company.

        3. Confidential Information. Consultant shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Consultant agrees at all times during the term of his employment and/or consultancy hereunder and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, to fulfill his employment obligations, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any "Confidential Information" of the Company. Consultant understands that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Consultant further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved. Consultant agrees that, at the end of the Consulting Term, Consultant will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant pursuant to his employment and consultancy with the Company or otherwise belonging to the Company, its successors or assigns.

        4. Payment of Salary. Consultant acknowledges and represents that except as provided in Sections 1 and 2 the Company has paid to Consultant all salary, wages, bonuses, accrued vacation and any and all other benefits due to Consultant.

        5. Release of Claims. Consultant agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Consultant by the Company. Consultant, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

           (a) any and all claims relating to or arising from Consultant's employment relationship with the Company and the termination of that relationship;

           (b) any and all claims relating to, or arising from, Consultant's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

           (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

           (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

           (e) any and all claims for violation of the federal, or any state, constitution;

           (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

           (g) any and all claims for attorneys' fees and costs.

Consultant agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

        6. Acknowledgment of Waiver of Claims under ADEA. Consultant acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Consultant and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Consultant acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Consultant was already entitled. Consultant further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the President and Chief Executive Officer at the Company, by close of business on the seventh (7th) day from the date that Consultant signs this Agreement.

        7. Civil Code Section 1542. Consultant represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Consultant acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

           Consultant, being aware of said code section, agrees to expressly waive any rights he may have thereunder to the extent permitted by applicable law.

        8. No Pending or Future Lawsuits. Consultant represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Consultant also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

        9. Confidentiality. Consultant agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Consultant agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Consultant agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

        10. Covenant Not to Compete and Not to Solicit.

            (a) Consultant shall not for a period of one (1) year following the Termination Date, directly or indirectly, engage in (whether as employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that is a "Restricted Business" (as defined below) in a "Restricted Territory" (as defined below) without the prior written consent of the Company. The following shall not constitute a violation of this provision: (i) ownership of no more than two percent (2%) of the outstanding voting stock of a publicly-traded corporation or any stock owned by Consultant as of March 18, 1997, or (ii) Consultant's acting as a member of any Board of Directors on which Consultant served as of March 18, 1997.

            For this purpose, "Restricted Business" shall mean: (i) the design, development, manufacture, marketing or support of local or wide area network products, computer operating systems, applications products, or any other software products of the type designed, developed, manufactured, sold or supported by the Company or as proposed to be designed, developed, manufactured, sold or supported by the Company pursuant to a development project which is actually being pursued prior to the end of Consultant's status as a director or consultant to the Company. For this purpose, "Restricted Territory" shall mean the counties, cities or states of the United States.

            (b) Following the Termination Date, Consultant shall not for a period of one (1) year thereafter, (i) hire, solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or (ii) interfere with the contractual or employment relationship between the Company and any such employee of the Company. The foregoing shall not prohibit Consultant or any entity with which Consultant may be affiliated from hiring a former employee of the Company; provided that such hiring results exclusively from such former employee's affirmative response to a general recruitment effort.

            (c) The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof deemed included in said paragraphs), then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

            (d) In the event that the provisions of this Section should ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

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            (e) Consultant represents that he is familiar with the covenants not to compete, not to hire and not to solicit, and is fully aware of and acknowledges his obligations hereunder, including without limitation, the reasonableness of the length of time and scope of these covenants. Consultant acknowledges that breach of Consultant's covenants not to compete and not to solicit in this Section would cause irreparable injury to the Company, and agrees that in the event of such breach, the Company shall be entitled to seek injunctive relief under applicable law without the necessity of proving actual damages.

        11. No Cooperation. Consultant agrees he will not act in any manner that might damage the business of the Company. Consultant agrees that he will not counsel or assist any attorneys or their clients in the presentation, prosecution or litigation of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Consultant agrees to notify the Company if he receives a subpoena or court order as specified above.

        12. Cooperation. Consultant agrees to assist the Company in good faith in the presentation, prosecution or litigation of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company and to be responsive and cooperative in such event.

        13. Non-Disparagement. Consultant and the Company mutually agree to refrain from (i) any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, or the Consultant, as applicable, or (ii) tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, or the Consultant, as applicable.

        14. No Admission of Liability. Consultant understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Consultant or to any third party.

        15. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

        16. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Consultant upon Consultant's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Consultant to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Consultant's right to compensation or other benefits will be null and void.

        17. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in Santa Clara County, California, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. CONSULTANT AGREES AND HEREBY WAIVES HIS RIGHT TO JURY TRIAL AS TO MATTERS ARISING OUT OF THE TERMS OF THIS AGREEMENT AND ANY MATTERS HEREIN RELEASED TO THE EXTENT PERMITTED BY LAW. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

        18. Authority. Consultant represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

        19. No Representations. Consultant represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

        20. Breach. Consultant agrees and understands that his right to receive the consideration referenced in this Agreement shall be conditioned upon his compliance with the terms of this Agreement. Consultant shall forfeit any rights to such consideration upon his material breach of the terms of this Agreement. Likewise, the Company agrees and understands that its rights to enforce the terms in this Agreement shall be conditioned upon its compliance with such terms. The Company shall forfeit any rights hereunder upon its material breach of the terms of this Agreement.

        21. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        22. Entire Agreement. This Agreement and any agreements incorporated herein by reference represent the entire agreement and understanding between the Company and Consultant concerning Consultant's employment separation from the Company and continued relationship as a consultant to the Company, and satisfies the severance payments and other obligations concerning Consultant's employment relationship with the Company and his compensation by the Company under the terms and conditions of the Employment Agreement.

        23. No Oral Modification. This Agreement may only be amended in writing signed by Consultant and the President of the Company.

        24. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

        25. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties (the "Effective Date").

        26. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        27. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

            (a) They have read this Agreement;

            (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

            (c) They understand the terms and consequences of this Agreement and of the releases it contains;

            (d) They are fully aware of the legal and binding effect of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.


                                             NOVELL, INC.


Dated: August 13         , 2001              By /S/ ALAN FRIEDMAN
      -------------------                       -------------------------------
                                                Alan Friedman, Senior VP People



                                                ERIC E. SCHMIDT, an individual

Dated: August 13         , 2001                 /S/ ERIC E. SCHMIDT
      -------------------                       -------------------------------
                                                Eric E. Schmidt